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                                RAYTHEON COMPANY

                           DEFERRAL PLAN FOR DIRECTORS

                         Adopted As of November 26, 1996

         Raytheon Company (the "Company") has adopted this Deferral Plan for Directors (the "New Plan"), effective November 26, 1996, to encourage persons of outstanding ability to continue to serve on its Board of Directors so that their advice may contribute to the Company's continued success. In particular, the Company has both amended its Retirement Plan for Directors, as adopted November 1, 1992 (the "Old Plan"), so that directors may no longer accrue pensions thereunder and, in order to more closely align the interests of directors of the Company with that of its shareholders, has encouraged existing directors to convert their accrued retirement benefits under the Old Plan into account balances under the New Plan that are tied to the value of the Company's common stock.

1.       DEFINITIONS

         1.1 "Accrued Pension" means the actuarially-determined present value of the accrued and unpaid Retirement Benefit of a Director under the Retirement Plan for Directors, whether or not such Retirement Benefit is currently vested and as calculated by Hewitt Associates LLC as of the Effective Date, taking into account the Director's age and such other assumptions as shall be reasonable and uniformly applied to all Directors.

         1.2 "Annual Retainer" means the retainer then in effect for service on the Board, exclusive of fees for attendance at meetings and reimbursement for travel and other expenses.

         1.3      "Board" means the Board of Directors of the Company.

         1.4 "Board Fees" means the amount of a participant's fees for attending meetings of the Board and/or committees of the Board and/or for chairing any such meetings.

         1.5 "Change-of-Form Election" means the election by a participant under
Section 3.3(b) to change the form of distribution from his or her Deferred Pension Account.

         1.6 "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         1.7 "Committee" means the Compensation Committee of the Board, or such other committee as may be designated by the Board to be responsible for administering the Plan.

         1.8 "Common Stock" means the common stock ($1.00 par value) of the Company, including any shares into which it may be split, subdivided or combined.

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         1.9      "Company" means Raytheon  Company or any company  successor thereto by merger,  consolidation or reorganization.

         1.10 "Date of Record" means January 1 and July 1 of each year or such other date(s) as selected by the Committee for use in crediting Interest Returns pursuant to Section 3.4(a).

         1.11 "Deferral Election" means a Deferred Pension Election, Deferred Retainer Election, and/or Deferred Fees Election.

         1.12 "Deferred Cash Account" means the bookkeeping account established under Section 3.5(b) on behalf of a participant, and includes any Interest Return credited thereto pursuant to Section 3.4(a).

         1.13 "Deferred Fees" means the participant's Board Fees that such participant has elected to defer until his or her Retirement Date pursuant to an election under Section 3.2(a).

         1.14 "Deferred Fees and Retainer Account" means the bookkeeping account established under Section 3.2 on behalf of a participant, and includes any Interest Return credited thereto pursuant to Section 3.4(a).

         1.15 "Deferred Fees Election" means the election by a participant under
Section 3.2(a) to defer until his or her Retirement Date receipt of his or her Board Fees.

         1.16 "Deferred Pension" means the participant's Accrued Pension that such participant has elected to convert into a Common Stock balance pursuant to an election under Section 3.1.

         1.17  "Deferred   Pension   Account"  means  the  bookkeeping   Account
established under Section 3.1 on behalf of a participant, and includes any Dividend Reinvestment Return credited thereto pursuant to Section 3.4(a).

         1.18 "Deferred Pension Election" means the election by a participant under Section 3.1 to convert all of his or her Accrued Pension into a Deferred Pension Account under the Plan.

         1.19 "Deferred Retainer" means the amount of a participant's Annual Retainer that such participant has elected to defer until his or her Retirement Date pursuant to an election under Section 3.2(a).

         1.20 "Deferred Retainer Election" means the election by a participant under Section 3.2(a) to defer until his or her Retirement Date receipt of some or all of his or her Annual Retainer.

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         1.21  "Determined  Rate" means the rate  determined by the Secretary of the Treasury pursuant to Public Law 92-41; 85 Stat. 97 for use by the Renegotiation Board in connection with excess profit recovery, in effect for the six months immediately preceding each respective Date of Record; or, if no such rate is in effect for the six months immediately preceding any Date of Record, the "Determined Rate" shall mean a rate determined on a comparable basis selected by the Committee so as to take into consideration from time to time
current  private   commercial  rates  of  interest  on  new  loans  maturing  in approximately five years.

         1.22     "Director" means a member of the Board at the relevant time.

         1.23 "Dividend Reinvestment Return" means the amounts which are credited to each participant's Deferred Stock Account pursuant to Section 3.4(b) to reflect dividends declared and paid by the Company on its Common Stock.

         1.24 "Effective Date" means the effective date of the Plan set forth in Section 5.4.

         1.25 "Interest Return" means the amounts which are credited from time to time to each participant's Deferred Fees and Retainer Account and/or Deferred Cash Account pursuant to Section 3.4(a).

         1.26 "Modified Payment Election" means the election of a participant under Section 3.3(a) to change the manner of the distribution of his or her benefits under the Plan.

         1.27     "NYSE" means The New York Stock Exchange.

         1.28 "Payment Date" means the last day of any month during which the Directors are paid any portion of the Annual Retainer.

         1.29 "Payment Election" means the initial election of a participant under Section 3.1 or 3.2 as to the form, manner and/or starting date for the distribution of his or her benefit(s) under the Plan.

         1.30 "Plan" means the Raytheon Company Deferral Plan for Directors, as from time to time in effect.

         1.31 "Retirement Date" means, as to any participant, the date of the earliest of his or her retirement, permanent and total disability, death or involuntary termination.

         1.32 "Retirement Plan for Directors" means the Company Retirement Plan for Directors as adopted November 1, 1992.

         1.33 "Retirement Benefit" means the retirement benefit granted to a Director under the Retirement Plan for Directors.

         1.34 "Trust" means the Raytheon Company Directors Deferral Trust established as of December 18, 1996, between the Company and Boston Safe Deposit and Trust Company.

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2.       PARTICIPATION

         2.1 Participation in the Plan shall be limited to an individual who, as of the Effective Date of the Plan and/or any subsequent first day of any calendar quarter, is a Director.

         2.2 The Committee may, consistent with Company policy, designate as ineligible particular individuals or groups of individuals who otherwise would be eligible under Section 2.1(a).

3.       DEFERRAL ELECTIONS, ACCOUNTS AND DISTRIBUTIONS

         3.1      Deferred Pension Election.

         (a) Any participant, who has an Accrued Pension as of the Effective Date, may make a single one-time election, on or before December 18, 1996, in writing and on a form to be furnished by the Committee, to convert 100% of his or her Accrued Pension into a Deferred Pension Account under the Plan. Once made, a Deferred Pension Election cannot be changed or revoked.

         (b) Upon making a Deferred Pension Election, a new Deferred Pension Account will be established in the participant's name and will be credited, on or about December 18, 1996, with the number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the amount of the participant's Accrued Pension so converted by the average of the high and low NYSE market price for the Common Stock on the Effective Date.

         (c) A participant who makes a Deferred Pension Election will defer the receipt of the balance in the participant's Deferred Pension Account, including any Dividend Reinvestment Return credited thereon pursuant to Section 3.4(b), until the participant's Retirement Date.

         (d) In the event of any such Deferred Pension Election, the form of payment of any distribution (i.e., Common Stock or cash), the manner of payment (i.e., in a lump sum or in five, ten or fifteen annual installments as provided under Section 3.5(c)) and the starting date of such distribution (i.e., within fifteen (15) days of the participant's Retirement Date or January 31st of the calendar year immediately following such date) shall be elected at the same time. Except as herein provided, such Payment Election shall not be changed or revoked.

         3.2      Deferred Retainer Elections and Deferred Fees Elections.

         (a) With respect to an individual who is eligible to participate in this Plan in accordance with Section 2.1, elections of Deferred Retainer and/or Deferred Fees shall be made in writing on forms to be furnished by the Committee. A Deferred Retainer Election and/or a Deferred Fees Election shall apply only to the Director's Annual Retainer or Board Fees, as the case may be, for the particular calendar year specified in the election. A participant may elect to defer (i) from 25% to 100% of his or her Annual Retainer and/or (ii) 100% of his or her Board Fees.

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         (b) A Deferred  Retainer  Election  and/or  Deferred Fees Election with respect to payments for a particular calendar year (i) must be made on or before the December 31 preceding such calendar year or, in the case of a newly-elected Director, within thirty (30) days following his or her appointment to the Board, and (ii) once made, cannot be changed or revoked except as provided herein. Such Deferred Retainer shall be credited to the participant's Deferred Fees and Retainer Account (or, if none, to a new such account established in the participant's name) as of the first day of the calendar month following a month in which a meeting of the Board or of a committee of the Board was held. Revocation of any Deferred Retainer Election or Deferred Fees Election during a
calendar  year  shall  only  affect   future   payments  and  shall  reduce  the
participant's deferral percentage to zero for the remainder of that calendar year. Notice of revocation must be filed with the Committee by the fifteenth day of the month before the beginning of the next three-month period that includes a Payment Date. Such revocation shall not affect any balances credited to the participant's Deferred Fees and Retainer Account before the effective date of the revocation of the election.

         (c) A participant who makes a Deferred Retainer Election or a Deferred Fees Election will defer the payment of any Annual Retainer or Board Fees, respectively, and any Interest Return credited thereon pursuant to Section 3.4(a), until the participant's Retirement Date.

         (d) When a participant first makes either a Deferred Fees or Deferred Retainer Election, he or she shall make a Payment Election which shall not be changed or revoked and shall be binding, except as provided in Section 3.3, with respect to all other Deferred Fees or Deferred Retainer Elections. The Payment Election shall include an election as to the manner of payment of any distribution (i.e., in a lump sum or in five, ten, or fifteen annual installments as provided under Section 3.5(c)) and the starting date of such distribution (i.e., within fifteen (15) days of the participant's Retirement Date or January 31st of the calendar year immediately following such date). Only a single Payment Election may be in effect as of a specified date with respect to all amounts held in participant's Deferred Fees and Retainer Account.

         3.3      Modified Payment Elections and Change-of-Form Elections.

         (a) Any participant for whom a Deferred Pension Account or Deferred Fees and Retainer Account has been established may modify his or her initial Payment Election(s) to change the manner of distribution of the balance in either such account to any other of the four acceptable forms of distribution.

         (b) Any participant, who has made a Deferred Pension Election, also may make a second additional election to change the form of distribution from Common Stock to cash or vice versa. Only one Change-of-Form Election may be made by any participant.

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         3.4      Investment Return on Deferred Accounts.

         (a) The Committee shall credit the balance of each participant's Deferred Fees and Retainer Account and Deferred Cash Account as of each Date of Record with an Interest Return equal to interest thereon. Such balances shall include all Interest Returns previously credited to the account. The Interest Return to be credited as of each Date of Record shall be at the Determined Rate.

         (b) Each time the Company declares a dividend on its Common Stock, each participant's Deferred Pension Account will be credited with a Dividend Reinvestment Return equal to that number of shares of Common Stock (rounded to the nearest one-one hundredth of a share) determined by dividing the amount that would have been paid (or the fair market value thereof, if the dividend is not paid in cash) to the participant on the total number of shares of Common Stock then credited to the participant's Deferred Pension Account had that number of shares of Common Stock been held by such participant by the average of the high and low NYSE market price for the Common Stock on such date.

         (c) Within 60 days following the end of each calendar year, the Committee shall furnish each participant with a statement of account which shall set forth the balance in each of the individual's deferred accounts as of the end of such calendar year, inclusive of cumulative Interest Return and/or Dividend Reinvestment Return.

         (d) If the Company enters into transactions involving stock splits, stock dividends, reverse splits or any other recapitalization transactions, the number of shares of Common Stock credited to a participant's Deferred Pension Account will be adjusted (rounded to the nearest one-one hundredth of a share) so that the participant's Deferred Pension Account reflects the same equity percentage interest in the Company after the recapitalization as was the case before such transaction.

         (e) If at least a majority of the Company's stock is sold or exchanged by its shareholders pursuant to an integrated plan for cash or property (including stock of another corporation) or if substantially all of the assets of the Company are disposed of and, as a consequence thereof, cash or property is distributed to the Company's shareholders, each participant's Deferred Pension Account will, to the extent not already so credited under Section 3.4(b), be (i) credited with the amount of cash or property receivable by a Company shareholder directly holding the same number of shares of Common Stock as is credited to such participant's Deferred Pension Account and (ii) debited by that number of shares of Common Stock surrendered by such equivalent Company shareholder.

         (f) Each participant who has a Deferred Pension Account also shall be entitled to provide directions to the Committee to cause the Committee to similarly direct the Trustee of the Trust to vote, on any matter presented for a vote to the shareholders of the Company, that number of shares of Common Stock held by the Trust equivalent to the number of shares of Common Stock credited to the participant's Deferred Pension Account. The Committee shall arrange for distribution to all participants in a timely manner of all communications directed generally to the shareholders of the Company as to which their votes are solicited.

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         3.5      Distributions.

         (a) Upon a participant reaching his or her Retirement Date, the amount in his or her Deferred Fees and Retainer Account shall be paid in cash and the amount in his or her Deferred Pension Account shall, except as otherwise provided in Sections 3.4(e), 3.5(b) or 3.6(f) or to the extent the Company is otherwise, in the reasonable judgment of the Committee, precluded from doing so, be paid in shares of Common Stock (with any fractional share interest therein paid in cash to the extent of the then fair market value thereof), in each case to the participant or his or her beneficiary, as applicable. Such payment(s) shall be from the general assets of the Company (including the Trust) in accordance with this Section 3.5; provided, however, that no newly-issued shares of Common Stock shall be distributed to any participant or beneficiary.

         (b) The Deferred Pension Account of any participant whose Payment Election for such Account, as modified by any applicable subsequent Change-in-Form Election, contemplates distributions in cash rather than shares of Common Stock, shall be converted from a Common Stock balance into a cash balance by dividing the number of shares of Common Stock credited to the participant's Deferred Pension Account as of the participant's Retirement Date by the average of the high and low NYSE market price for the Common Stock on such date. Such cash balance will be credited as of his or her Retirement Date to a new Deferred Cash Account established in the participant's name; at the same time, the participant's Deferred Pension Account will be debited by the number of shares of Common Stock so deemed converted.

         (c) Unless other arrangements are specified by the Committee on a uniform and nondiscriminatory basis, deferred amounts shall be paid, as elected by the participant at the time of his or her Deferral Election and as modified by any applicable subsequent Modified Payment Election, (i) in a single lump sum, (ii) in five (5) annual installments, (iii) in ten (10) annual installments, or (iv) in fifteen (15) annual installments, with each such annual installment determined by dividing the then balance in the participant's deferred account by the number of payments remaining to be made; provided, however, that payments shall be made only in a single lump sum if payment commences due to termination for cause. Such payments shall be made (or begin to be made) within fifteen (15) days of the participant's Retirement Date or, if so elected in the Deferral Election, on the January 31st of the calendar year immediately following such date.

         (d) If ever any federal, state or local income or employment tax is required to be withheld from any distribution under the Plan, no participant or beneficiary shall be entitled to receive such distribution until the participant or beneficiary has paid (or made provision for the payment of) the requisite amount.

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         (e)  Notwithstanding  any other  provision of this Plan, no participant shall be entitled to receive any distribution of any balance in his or her Deferred Pension Account or Deferred Cash Account unless the participant has served as a Director for a continuous period of at least five (5) years and has executed and complies with the terms of the Non-competition Agreement then in effect under the Retirement Plan for Directors. The Board, in its sole and absolute discretion, shall have the power to deny or terminate distributions from the Deferred Pension Account or Deferred Cash Account of any participant whom the Board has found (i) to have violated the terms of such Non-competition Agreement, (ii) to have retired or been terminated from the Board under circumstances indicating a breach of his or her fiduciary obligations to the Company, or (iii) to have engaged in wrongful conduct deemed by the Board to be sufficiently adverse to the interests or reputation of the Company to require such forfeiture.

         3.6      General Provisions.

         (a) The Company shall make no provision for the funding of any deferred accounts payable hereunder that (i) would cause the Plan to be a funded plan for purposes of Section 404(a)(5) of the Code or (ii) would cause the Plan to be other than an "unfunded and unsecured promise to pay money or other property in the future" under Treasury Regulations Sections 1.83-3(e); and, except to the extent specified in the Trust following a "change of control" (as defined in the Trust) of the Company, the Company shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence and in Section 3.6(c), the Company, in its sole discretion, may establish one or more grantor trusts described in Treasury Regulation Sections 1.677(a)-1(d) to accumulate funds and/or shares of Common Stock to pay amounts under this Plan, provided that the assets of such trust(s) shall be required to be used to satisfy the claims of the Company's general creditors in the event of the Company's bankruptcy or insolvency.

         (b) In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of payments from any deferred account, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Company, subject to claims of the Company's creditors.

         (c) A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company with respect to such amount. Furthermore, a person entitled to a payment or distribution with respect to a deferred account, shall have a claim upon the Company only to the extent of the balance(s) in his or her deferred accounts.

         (d) The participant's beneficiary under this Plan with respect to the balance(s) in his or her deferred accounts shall be the person designated to receive benefits on account of the participant's death on a form provided by the Committee.

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                                       9

         (e) All commissions, fees and expenses that may be incurred in operating the Plan and any related trust(s) established in accordance with
Section 3.6(a) (including the Trust) will be paid by the Company.

         (f) Notwithstanding any other provision of this Plan: (i) elections under this Plan may only be made by participants while they are Directors; (ii) no Modified Payout Election or Change-of-Form Election shall be effective if made within six (6) months prior to the earlier of (1) the date of the participant's scheduled retirement or (2) the date the participant voluntarily terminates service on the Board; and (iii) distributions otherwise payable to a participant in the form of Common Stock shall be delayed and/or instead paid in cash in an amount equal to the fair market value thereof if such payment in Common Stock would violate any federal or State securities laws (including
Section 16(b) of the Securities Exchange Act of 1934, as amended) and/or rules and regulations promulgated thereunder.

         3.7 Non-Assignability. Participants, their legal representatives and their beneficiaries shall have no right to anticipate, alienate, sell, assign, transfer, pledge or encumber their interest in the Plan, nor shall such interests be subject to attachment, garnishment, levy or execution by or on behalf of creditors of the participants or of their beneficiaries.


4.       PLAN ADMINISTRATOR

         Subject to the express provisions of the Plan, the Committee shall have the exclusive right to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. No member of the Committee shall be liable for any act done or determination made in good faith. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

         The Committee may delegate to such officers, employees or departments of the Company such authority, duties, and responsibilities of the Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.


5.       AMENDMENT, TERMINATION AND EFFECTIVE DATE

         5.1 Amendment of the Plan. Subject to the provisions of Section 5.3, the Plan may be wholly or partially amended or otherwise modified at any time by written action of the Board.

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                                       10

         5.2 Termination of the Plan. Subject to the provisions of Section 5.3, the Plan may be terminated at any time by written action of the Board.

         5.3 No Impairment of Benefits. Notwithstanding the provision of Sections 5.1 and 5.2, no amendment to or termination of the Plan shall impair any rights to benefits which have accrued hereunder.

         5.4  Effective Date. The Plan is effective as of December 18, 1996.